Exhibit 99.1

N e w s    R e l e a s e

Media:
Robert C. Ferris
(973) 455-3388
rob.ferris@honeywell.com

GEORGE PAZ, CHAIRMAN, PRESIDENT, AND CEO OF EXPRESS
SCRIPTS, JOINS HONEYWELL’S BOARD OF DIRECTORS

      MORRIS TOWNSHIP, NJ, December 12, 2008 – Honeywell (NYSE: HON) announced today that George Paz, chairman, president, and CEO of Express Scripts, Inc. has been elected to its Board of Directors. He will serve on the Audit and Corporate Governance and Responsibility Committees.

      Paz, 53, joined Express Scripts in 1998 as senior vice president and chief financial officer and became president in 2003. In 2005, he was named chief executive officer and the following year was elected chairman of the board. During his tenure at Express Scripts, a pharmacy benefits management company, Paz has led the company to achieve sales at an annual compound growth rate of 40% and earnings growth of 30% per year.

     “George’s public company leadership experience, as well as his background in corporate finance, accounting, and M&A, makes him a great addition to our Board,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “He’s a results-oriented operator who has demonstrated the vision and financial discipline to build a strong track record of consistent performance. We’re confident that he’ll contribute to Honeywell’s growth and help the company continue to build on our own strong performance culture.”

     Prior to joining Express Scripts, Paz was a partner at Coopers and Lybrand, LLP (now Pricewaterhouse Coopers), where he led the firm’s insurance practice. He also served as chief financial officer of Life Partners Group, Inc., where he was responsible for financial reporting, actuarial valuations, shareholder relations, and state insurance and agency relationships. Prior, Paz held several roles of increasing importance in the tax department of GenAmerica, the former parent company of St. Louis-based General American Life Insurance Company and current subsidiary of Metropolitan Life Insurance.

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      Paz is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants.

     A native of St. Louis, Missouri, Paz earned his bachelor’s degree in Business Administration and Accounting from the University of Missouri in 1982.

Honeywell International is a $36 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For additional information, please visit www.honeywell.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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